Exhibit 10.67
SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT
          This Second Amended and Restated Forbearance Agreement (this “Agreement”) is entered into as of June 30, 2008 by and between HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), SCOTTISH ANNUITY & LIFE INSURANCE COMPANY (CAYMAN) LTD. (“SALIC”), SCOTTISH RE GROUP LIMITED (“SRGL”) and SCOTTISH RE (DUBLIN) LIMITED (“SCOTTISH (DUBLIN)”).
RECITALS
          WHEREAS, SALIC and HSBC entered into (i) the 1992 ISDA Master Agreement, the Schedule thereto and the Credit Support Annex to the Schedule (collectively, the “Master Agreement”), each dated as of June 28, 2004 and (ii) the letter agreement (the “Confirmation”) confirming the terms of the total rate of return swap transaction, dated as of December 22, 2005;
          WHEREAS, HSBC, SALIC and Scottish (Dublin) entered into that certain Letter Agreement dated August 4, 2006 (the “August 4, 2006, Letter Agreement”);
          WHEREAS, HSBC and SALIC entered into that certain Forbearance Agreement dated September 1, 2006 (the “Forbearance Agreement”);
          WHEREAS, HSBC and SALIC entered into that certain Amended and Restated Forbearance Agreement dated November 25, 2006 (the “Amended and Restated Forbearance Agreement”), which amended and restated the Forbearance Agreement in its entirety and which is hereby amended and restated in its entirety by this Agreement;
          WHEREAS, in connection with the Master Agreement and pursuant to the terms of the August 4, 2006, Letter Agreement and this Agreement, HSBC currently holds Eligible Collateral as Credit Support under the Master Agreement in an amount equal to US$25,000,000 (the “Collateral”);
          WHEREAS, SALIC has requested, and HSBC has agreed, subject to the terms and conditions of this Agreement, to forbear from demanding any amounts of additional Eligible Collateral as Credit Support under the Master Agreement and the Confirmation during the period commencing on the date hereof and ending at 11:59 p.m. (Prevailing Eastern Time) on December 15, 2008 (the “Forbearance Period”) unless terminated earlier pursuant to Section 4; and
          WHEREAS, SALIC and HSBC agree that the execution of this Agreement shall not constitute a novation, discharge, extinguishment or refunding, nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Master Agreement, the Confirmation or any other documents, except as expressly provided herein.
          NOW, THEREFORE, SALIC, SRGL, Scottish (Dublin) and HSBC hereby agree as follows:

     SECTION 1. Recitals. The recitals set forth above are hereby incorporated into this Agreement.
     SECTION 2. Defined Terms. Capitalized terms used but not defined herein shall have the meaning set forth in the Master Agreement and the Confirmation, provided that if terms are defined in both the Master Agreement and the Confirmation, the definition provided in the Confirmation shall control.
     SECTION 3. Collateral. SALIC and HSBC agree and acknowledge that HSBC shall continue to have rights pursuant to the Master Agreement and the Confirmation with respect to the US$25,000,000 which is currently held as Eligible Collateral as Credit Support under the Master Agreement. HSBC shall be entitled to take any action with respect to such amount as may be permitted under the Master Agreement and Confirmation.
     SECTION 4. Forbearance. Subject to the terms and conditions of this Agreement, including the timely remittance of amounts due pursuant to Sections 4.12, 5.10, 5.15, 5.16, 5.22, 5.23 and 5.24, HSBC agrees that during the Forbearance Period, HSBC will not seek to require the posting of, and/or make any request or demand for, any additional Eligible Collateral as Credit Support under the Master Agreement and the Confirmation. The Forbearance Period shall terminate if any of the events set forth in Section 4.1 through 4.15 has occurred.
     Section 4.1 Trigger Event. The occurrence after the date hereof of any trigger event (other than as a result of a downgrade by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investors Services, Inc. (“Moody’s”) of the insurer financial strength rating assigned to SALIC or any of its affiliates), event of default or any early termination event (each as defined in the relevant agreement), under that certain Coinsurance Retrocession Agreement (Treaty Number 8074) effective as of December 22, 2005 (the “Coinsurance Agreement”), by and between Scottish (Dublin) and Scottish Re (U.S.), Inc. (“Scottish (U.S.)”), the Security Agreement dated December 22, 2005 (the “Security Agreement”) by and between Scottish (Dublin) and the STructured Asset Repackaged Trust II, 2005-A (the “STARTS Trust”), the Master Agreement, the Confirmation or the August 4, 2006, Letter Agreement.
     Section 4.2 Litigation. Any litigation, case, proceeding or similar action is instituted or brought against SALIC, SRGL or any of SRGL’s direct or indirect subsidiaries (collectively, the “Scottish Parties” and each a “Scottish Party”) (other than by HSBC under the Master Agreement) to collect upon or enforce any indebtedness equal to or exceeding US$25,000,000 of any Scottish Party that individually or in the aggregate, if determined adversely, would reasonably be expected to adversely affect the rights of or the ability to collect payment by HSBC or the STARTS Trust under the Covered Agreements.
     Section 4.3 Covenants. The failure by SALIC, SRGL or any of their respective affiliates to comply with any of the covenants contained in Section 5 of this Agreement.

     Section 4.4 Liquidity. The failure by SRGL or SALIC to maintain liquidity in accordance with the applicable liquidity requirements set forth on Schedule 4.4.
     Section 4.5 Bankruptcy. SRGL, SALIC, Scottish (Dublin) or Scottish (U.S.) (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing in a judicial, regulatory or administrative proceeding or filing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, rehabilitator, supervisor, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (viii) voluntarily agrees to become subject to a consent order or other voluntary binding agreement that has the effect of a consent order with any regulatory authority; or (ix) causes or is subject to any event with respect to it which, under the applicable laws of any applicable jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (ix) (inclusive).
     Section 4.6 Dividend Payments. SRGL or SALIC declares any cash dividend, return of capital, capital distribution or similar payment; provided that the foregoing shall not limit any such dividend, return of capital, capital distribution or similar payment solely made between SRGL and SALIC.
     Section 4.7 Contractual Rights Under Sale Agreements. SRGL fails to maintain in place one or more written enforceable agreements which provide for aggregate minimum sale net cash proceeds to be received by SRGL or SALIC on the date such sale is consummated of at least (i) US$6,000,000 in connection with the sale of its wealth management business (the “Wealth Management Business”) and (ii) US$65,000,000 in connection with the sale of its international life reinsurance business (the “International Business”).
     Section 4.8 Sales of Blocks of Business. With respect to SRGL’s sale of the Wealth Management Business, the International Business or its North America life reinsurance business (the “North America Business”), (i) SRGL is denied in writing any required consents or approvals for such sales, including, but not limited to, the approvals or consents of the shareholders of SRGL (“Shareholder Approval”), the approvals or consents of any relevant regulatory authority or any material third party or (ii) SALIC or SRGL amends or terminates any definitive documentation relating to such sales without the prior written consent of HSBC, if such amendments would reasonably be expected to adversely affect the rights of or the ability to collect payment by HSBC or the STARTS

Trust under the Covered Agreements.
     Section 4.9 Material Adverse Change. A material adverse change occurs with respect to SRGL, SALIC, Scottish (Dublin) or Scottish (U.S.) on or after the date of this Agreement that reasonably would be expected to adversely affect the rights of or the ability to collect payment by HSBC or the STARTS Trust under the Covered Agreements.
     Section 4.10 Formula Amount. Scottish (Dublin) fails to maintain in Reinsurance Trust Account A an amount at least equal to the sum of the Formula Amount (as defined in the Coinsurance Agreement) in accordance with the applicable provisions of the Coinsurance Agreement.
     Section 4.11 Other Obligations. Any Scottish Party fails to perform any of its obligations under or is not in compliance with any agreement or transaction to which it is a party, including, but not limited to, (i) in connection with the capital markets collateral facility with Stingray Investor Trust (the “Stingray Facility”), (ii) under any funding agreement issued in connection with any repackaging or resecuritization special purpose vehicle (“SPV”) (each, a “Funding Agreement Facility”) or (iii) relating to securitization transactions to fund Regulation XXX reserve requirements for business ceded by a Scottish Party and reinsured by Ballantyne Re plc (the “Ballantyne XXX Facility”), Orkney Re, Inc., Orkney Re II plc (the “Orkney II XXX Facility”), Clearwater Re Limited (the “Clearwater XXX Facility”) or any other party in a similar transaction and, in each case, (A) such failure would reasonably be expected to adversely affect the rights of or the ability to collect payment by HSBC or the STARTS Trust under the Covered Agreements or (B) such failure would constitute an event of default or event that with the passage of time or notice or both would constitute an event of default with respect to the Stingray Facility, a Funding Agreement Facility or the Clearwater XXX Facility.
     Section 4.12 Sale of Assets. Any Block of Business Sale (as defined in Section 5.10) or recapture by any Scottish Party of any block of business occurs which constitutes more than five percent (5%) of the associated United States statutory reserves attributable to the North America Business (as detailed on page 4, Tables 1 and 2, of the Actuarial Appraisal developed by the Scottish Parties in connection with the sale of the North America Business and attached hereto as Exhibit A), in any one or more related transactions without the prior written consent of HSBC, which consent shall be requested prior to the execution of the definitive documentation; provided that the foregoing limitation shall in no event prohibit the Scottish Parties from transferring the assets currently funded under and terminating the liabilities related to the Clearwater XXX Facility, in whole but not in part, including the underlying insurance policies and all payments due thereon to a third party (the “Clearwater Block”) without the consent of HSBC so long as (1) the aggregate amounts paid to the Clearwater Lenders (as defined below) and any third parties in connection with the termination of all of the liabilities related to the Clearwater XXX Facility do not exceed the current assets funded under the Clearwater XXX Facility, (2) such transfer and termination does not, in the aggregate, negatively impact the liquidity profile of SRGL or SALIC, (3) HSBC is notified within one (1) Business Day of the Scottish Parties agreeing to transfer the Clearwater Block, including the terms and conditions thereof; provided, however, that such notification must actually be received by HSBC promptly but no later than 5 p.m. (Prevailing Eastern Time) on the Business Day before the consummation of such transfer or termination of the Clearwater Block and (4) HSBC shall receive, on the same day as such transfer or termination of the Clearwater Block is consummated, an amount of Eligible Collateral as Credit Support under the Master Agreement and the Confirmation equal to fifty percent (50%) of any and all amounts transferred or otherwise funded to the Clearwater Lenders or Clearwater Re Limited, whether as collateral, capital or any other type of payment made to the surplus account at Clearwater Re Limited, in connection with the Clearwater Forbearance Agreement (as defined in Section 4.13 below).
     Section 4.13 Clearwater Forbearance Agreement. The termination or amendment of the forbearance agreement with Citibank N.A. and Calyon New York Branch (together, the “Clearwater Lenders”) with respect to the Clearwater XXX Facility (the “Clearwater Forbearance Agreement”) prior to the end of the Forbearance Period, other than in connection with a termination and satisfaction in full, or assignment, transfer or other solution pursuant to which the Scottish Parties are relieved from continuing obligations to the Clearwater Lenders.
     Section 4.14 Representations. Any of the representations in Section 10 was not true when made.
     Section 4.15 RBC. Except with respect to contractual payments or contributions required pursuant to written agreements currently in effect as of the date hereof (unless as otherwise set forth in Schedule 4.15) of the types generally described on Schedule 4.15 of this Agreement (each such payment, a “Permitted Contractual Payment”), on or after July 31, 2008, SALIC or SRGL makes any payment or contribution, directly or indirectly, to (i) any special purpose reinsurance company or SPV (ii) (a) Scottish (U.S.), which payment or contribution would cause Scottish (U.S.)’s total adjusted capital to exceed one hundred fifty percent 150% of its company action level risk-based capital as determine pursuant to the laws of the State of Delaware (“CAL RBC”), (b) Scottish (Dublin), which payment or contribution would cause Scottish (Dublin)’s solvency margin to exceed one hundred fifty percent 150% of its targeted level, or (c) Scottish Re Life Corporation (“Scottish Re Life”), which payment or contribution would cause Scottish Re Life’s total adjusted capital to exceed one hundred seventy five percent 175% of its CAL RBC, in each case, as such total adjusted capital or funds available for solvency, as applicable, is based upon an estimated calculation determined in good faith and in accordance with the requirements set forth for such calculations by the applicable Scottish Party’s domiciliary regulatory authority, as of the date such funding is made; it being understood that no Scottish Party identified in this clause (ii) shall be obligated to reduce its capital to the extent that as of the date of this Agreement, such Scottish Party has capital in excess of the applicable percentage set forth in clauses (ii)(a) through (c) of this Section 4.15. For the avoidance of doubt, no capital contribution or other payment relating to reserve strengthening or cash flow analysis will be deemed a Permitted Contractual Payment for the purposes of this Section 4.15.

If the Forbearance Period has not been terminated prior to 11:59 p.m. (prevailing Eastern Time) on December 15, 2008, it shall terminate on 11:59 p.m. (prevailing Eastern Time) on December 15, 2008.
SECTION 5. SALIC Covenants. During the Forbearance Period, SALIC shall comply with the following covenants:
     Section 5.1 Delivery of Information. SALIC shall, and shall cause its affiliates to, furnish (i) promptly but not later than five (5) Business Days following the request to HSBC and its advisors and attorneys all information in the possession of SALIC or any of its affiliates reasonably requested by HSBC, and (ii) within a reasonable time, other summaries and reports as are reasonably requested by HSBC relating to (A) the financial condition, (B) regulatory matters and related correspondence, (C) litigation, (D) notice from the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) (each, a “Governmental Authority”), (E) sale process or (F) strategic direction, in each case, with respect to any Scottish Party. HSBC will send all requests under this Section 5.1 in writing to SALIC (such requests may be sent to HSBC.forbearance@scottishre.com with a copy to Gregg Klingenberg (such copy may be sent to gregg.klingenberg@scottishre.com). SALIC shall provide a weekly summary of the status of the North America Business sale process, and SALIC shall provide a copy of the bids received in connection with such sale process within three (3) Business Days of receipt by any Scottish Party. SALIC shall provide HSBC with bi-weekly updates (which may be telephonic) regarding material litigation affecting SALIC, SRGL, Scottish (U.S.) or Scottish (Dublin); provided that, solely with respect to the bi-weekly updates regarding material litigation and solely to the extent a portion of the information furnished by SALIC to HSBC in connection therewith would reasonably be deemed to be covered by attorney client privilege (such information, the “Privileged Information”), unless HSBC enters into a specific confidentiality and common interest agreement in relation to such Privileged Information, in a form reasonably acceptable to HSBC and SRGL, such updates will be limited to the discussion of information other than Privileged Information. SALIC shall provide to HSBC notice within two (2) Business Days of any material changes with respect to the information covered under this Section 5.1.
     Section 5.2 Access to Data Room. On and after the date hereof, SALIC shall provide HSBC access to all information in any data room prepared and maintained for prospective purchasers of any Scottish Party; provided that HSBC hereby acknowledges that access to certain portions of any such data room or to certain documents therein may be made contingent upon the execution by HSBC of certain reasonably requested third-party consents or waivers. For the avoidance of doubt, the parties acknowledge that the Scottish Parties shall have no obligation to maintain any such data room for the purposes of this Agreement.
     Section 5.3 Bi-Weekly Liquidity Projections. SALIC shall, and shall cause

SRGL to, furnish liquidity projections substantially in the form of the current liquidity schedule provided to HSBC (a copy of which is attached as Exhibit B hereto) and information with respect to the variance of the most recent bi-weekly liquidity projection to the bi-weekly liquidity projection previously provided (i) promptly but not later than three (3) calendar days after any material change in the liquidity profile of SRGL or SALIC since the most recent liquidity projection delivered to HSBC and (ii) promptly but not later than every other Thursday of every calendar month beginning on July 3, 2008, showing updated liquidity projections with respect to SRGL and SALIC for the next succeeding twelve calendar months, certified by any of the chief executive officer, president, chief financial officer, executive vice president, treasurer, any director, manager or authorized officer (as appointed by the relevant board of directors) (each, a “Responsible Officer”) of SRGL or SALIC, and reviewed by a Responsible Officer of FTI Consulting, Inc. who has knowledge of and is familiar with matters relating to the liquidity of SRGL and SALIC, to the effect that such updated liquidity projections are fairly stated in all material respects; provided that, if such liquidity projections are not delivered as set forth in this Section, SALIC shall have a two (2) day cure period to remedy the non-delivery.
     Section 5.4 Forbearance Milestones. SALIC shall, and shall cause its affiliates to, (i) furnish to HSBC, promptly but not later than 11:59 p.m. (prevailing Eastern Time) on June 30, 2008, unaudited other-than-temporary impairment amounts for SRGL for the year ended and as of December 31, 2007, calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and the resulting effects of such amounts on the liquidity of SRGL, (ii) file with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions (the “SEC”), SRGL’s audited financial statements for the year ended December 31, 2007 and Annual Report on Form 10-K not later than 5 p.m. (prevailing Eastern Time) on July 15, 2008 with respect to SRGL, (iii) provide to HSBC, upon execution of this Agreement, unaudited financial statements prepared in accordance with GAAP for the year ended December 31, 2007 with respect to SRGL, (iv) provide to HSBC promptly but not later than 5 p.m. (prevailing Eastern Time) on July 31, 2008, audited financial statements prepared in accordance with GAAP for the year ended December 31, 2007 with respect to SALIC, (v) furnish to HSBC, promptly but not later than 5 p.m. (prevailing Eastern Time) on August 31, 2008, unaudited financial statements prepared in accordance with GAAP for the three month period ended March 31, 2008 with respect to SRGL and SALIC, (vi) furnish to HSBC, promptly but not later than 5 p.m. (prevailing Eastern Time) on September 30, 2008, unaudited financial information prepared in accordance with GAAP for the three month period ended June 30, 2008 with respect to SRGL and SALIC, (vii) furnish to HSBC, promptly but not later than 5 p.m. (prevailing Eastern Time) on November 30, 2008, the unaudited financial statements prepared in accordance with GAAP for the period ended September 30, 2008 with respect to SRGL and SALIC, (viii) furnish to HSBC, promptly but not later than 5 p.m. (prevailing Eastern Time) on July 15, 2008, a copy of the binding letter of intent entered into between certain Scottish Parties and one or more of ING North America Insurance Corporation, ING America Insurance Holdings, Inc., Security Life of Denver Insurance Company (“SLD”) and Security Life of Denver International Ltd (collectively, the “ING Parties”) to effect a partial recapture and reinsurance transaction, effective as of June 30, 2008 (the “Recapture”), of the business ceded by Scottish (U.S.) to the Ballantyne XXX Facility, (ix) execute all definitive documentation and consummate the Recapture, promptly but not later than 5 p.m. (prevailing Eastern Time) on August 15, 2008 with an effective date not later than June 30, 2008, and permit HSBC to review any and all documentation relating to the Recapture, (x) furnish to HSBC, promptly but not later than 5 p.m. (prevailing Eastern Time) on September 30, 2008, a copy of the binding letter of intent entered into between certain Scottish Parties and one or more ING Parties to effect the assignment to SLD of Scottish (U.S.)’s interests in the reinsurance agreement and reinsurance trust agreement between Scottish (U.S.) and Ballantyne Re plc (the “Assignment Transaction”), (xi) execute all definitive documentation and consummate the Assignment Transaction, promptly but not later than 5 p.m. (prevailing Eastern Time) on November 15, 2008 with an effective date not later than September 30, 2008, and permit HSBC to review any and all documentation relating to the Assignment Transaction and (xii) execute all definitive documentation and consummate the Clearwater Forbearance Agreement on terms reasonably satisfactory to HSBC (including, for the avoidance of doubt, terms relating to any existing event of default under the Clearwater XXX Facility), promptly but not later than 11:59 p.m. (prevailing Eastern Time) on June 30, 2008, and, immediately upon the execution of this Agreement, furnish to HSBC a true, correct and complete copy of the Clearwater Forbearance Agreement.
     Section 5.5 Wealth Management Business Milestones. SALIC shall, and shall cause SRGL to, with respect to the sale of the Wealth Management Business, (i) obtain Shareholder Approval, if necessary, promptly but not later than 5 p.m. (prevailing Eastern Time) on July 1, 2008, (ii) obtain all required regulatory approvals and other required consents promptly but not later than 5 p.m. (prevailing Eastern Time) on July 15, 2008, and (iii) consummate such sales, and actually receive net cash proceeds from such sales of at least US$6,000,000 not later than 5 p.m. (prevailing Eastern Time) on July 15, 2008.
     Section 5.6 International Business Milestones. SALIC shall, and shall cause SRGL to, with respect to the sale of the International Business, (i) obtain Shareholder Approval, if necessary, promptly but not later than 5 p.m. (prevailing Eastern Time) on July 31, 2008, (ii) obtain all required regulatory approvals and other required consents promptly but not later than 5 p.m. (prevailing Eastern Time) on September 20, 2008, and (iii) consummate such sales, and actually receive net cash proceeds from such sales of at least US$65,000,000 (other than with respect to the International Business relating to SALIC, Singapore branch) not later than 5 p.m. (prevailing Eastern Time) on September 20, 2008.
     Section 5.7 North America Business Milestones. SALIC shall, and shall cause SRGL to, with respect to the sale of the North America Business, (i) obtain binding offers to purchase the North America Business by 5 p.m. (prevailing Eastern Time) on July 31, 2008, (ii) select a bidder with which to proceed on an exclusive basis not later than 5 p.m. (prevailing Eastern Time) on August 8, 2008, (iii) execute all definitive documentation with such bidder promptly but not later than 5 p.m. (prevailing Eastern Time) on September 15, 2008, and furnish substantially final drafts of such definitive documentation to HSBC at least one (1) Business Day prior to the execution, (iv) obtain

Shareholder Approval, if necessary, promptly but not later than 5 p.m. (prevailing Eastern Time) on November 30, 2008, (v) obtain all required regulatory approvals and other required consents, including, but not limited to, consents from cedents and reinsurers, as applicable, promptly but not later than 5 p.m. (prevailing Eastern Time) on November 30, 2008 and (vi) consummate such sale(s) not later than 5 p.m. (prevailing Eastern Time) on December 15, 2008.
     Section 5.8 Non-Contractual Payments, Distributions, Redemptions or Restructurings. SALIC shall, and shall cause its affiliates to, (i) not make any payments (except for Permitted Contractual Payments), distributions of funds or assets (including posting or delivering of collateral), redemptions or restructurings in connection with or involving any Scottish Party (including any securitization transactions used to fund Regulation XXX reserve requirements) without the consent of HSBC in its sole discretion and (ii) permit HSBC to review any and all documentation relating to any non-contractual payments, distributions, redemptions or restructurings approved by HSBC; provided, however, that the foregoing limitation shall not apply to (A) amounts paid or distributed by SRGL, including indemnification payments to certain underwriters named as defendants (other than such underwriters’ legal fees), in settlement of the 2006 securities class action lawsuit in which SRGL and certain of its former officers and directors are named defendants, to the extent such amounts, individually or in the aggregate, do not have a negative impact of more than US$3,000,000 on the liquidity of SRGL and/or SALIC and (B) payments in respect of each of the Recapture and the Assignment Transaction, provided such payments do not, in the aggregate, negatively impact the liquidity profile of SRGL or SALIC in an amount exceeding US$1,500,000 in addition to the amounts already reflected in the current liquidity schedule provided to HSBC.
     Section 5.9 HSBC XXX Facility. SALIC shall, and shall cause its affiliates to, cause any purchaser of any block of the business of any Scottish Party which is part of the reserves financed by the STARTS Trust or includes any obligation of any Scottish Party to HSBC or the STARTS Trust under the Covered Agreements and any other documentation with respect to any agreement between HSBC and a Scottish Party (collectively and together with the Coinsurance Agreement, the “HSBC XXX Facility”), to (a) assume all the obligations of any Scottish Party to HSBC or the STARTS Trust under the HSBC XXX Facility, provided that HSBC must be satisfied in its sole discretion with the identity of the party assuming such obligations and the terms and other aspects of such assumption, (b) redeem the HSBC XXX Facility in full at a price determined by HSBC calculated in accordance with the terms of the Transaction Documents and this Agreement, or (c) arrange for SALIC to make reasonable and adequate provisions, other than through the assumption or redemption set forth in the foregoing clauses (a) and (b), respectively, with respect to the HSBC XXX Facility to HSBC’s satisfaction in its sole discretion.
     Section 5.10 Application of Proceeds. Except with respect to the sale of the International Business or the Wealth Management Business, SALIC shall, and shall cause its affiliates to, (i) deposit an amount equal to twenty five percent (25%) of the Sale Proceeds (as defined below) into Reinsurance Trust Account B and (ii) use an amount equal to the lesser of the outstanding balance under the Clearwater XXX Facility or Twenty five percent (25%) of the Sale Proceeds (as defined below) to deposit into the surplus account of Clearwater Re Limited in connection with the Clearwater Forbearance Agreement, in each case, promptly but not later than 5 p.m. (prevailing Eastern Time) on the second (2nd) Business Day following the consummation of the sale by any Scottish Party of any block of business of any Scottish Party (each such sale, a “Block of Business Sale”) which does not include the HSBC XXX Facility or the Clearwater XXX Facility; provided, however, that if a Block of Business Sale includes the Clearwater XXX Facility but does not include the HSBC XXX Facility, SALIC shall, and shall cause its affiliates to, deposit fifty percent (50%) of the Sale Proceeds (as defined below) into Reinsurance Trust Account B promptly but not later than 5 p.m. (prevailing Eastern Time) on the second (2nd) Business Day following the consummation of such Block of Business Sale. Notwithstanding anything in this Section 5.10 to the contrary, prior to the redemption in full of the Clearwater XXX Facility, SALIC shall be permitted to post as additional Eligible Collateral as Credit Support under the Master Agreement and Confirmation an amount equal to the amount to be deposited into Reinsurance Trust Account B in lieu of making such a deposit into Reinsurance Trust Account B. In the event that the Clearwater XXX Facility is redeemed in full, an amount equal to fifty percent (50%) of the Sale Proceeds (as defined below) shall be deposited into Reinsurance Trust Account B or posted as additional Eligible Collateral. As used in this Section 5.10, “Sale Proceeds” means all net cash sale proceeds from a Block of Business Sale. For the avoidance of doubt, a Block of Business Sale may include individual blocks or all the business of one or more Scottish Parties and may be a stock sale, asset sale, reinsurance transaction or any other transaction with similar effect.
     Section 5.11 Discussions Regarding HSBC XXX Facility. SALIC shall, and shall cause its affiliates to, permit HSBC to have discussions and negotiations with any of MassMutual Financial Group, Cerberus Capital Management, L.P., the ING Parties or Merrill Lynch and, following notice from SRGL that it has selected a bidder or bidders with which to proceed on an exclusive basis for the purchase of the Wealth Management Business, the International Business or the North America Business, such bidder or bidders, concerning the HSBC XXX Facility, including, but not limited to, the disclosure of the terms of this Agreement; provided that HSBC will provide SALIC with advance notice prior to commencing any such discussions or negotiations (provided that, except with respect to discussions and negotiations between HSBC and the ING Parties, HSBC shall permit SALIC and its affiliates to participate in the discussions and negotiations permitted under this Section). For the avoidance of doubt, the parties agree that HSBC has already provided the notice required under this Section 5.11 with respect to discussions and negotiations with the ING Parties and Merrill Lynch. Upon termination of the Forbearance Period as scheduled, HSBC shall be permitted to have discussions or negotiations concerning the HSBC XXX Facility with any person, provided (i) such person is subject to an obligation not to disclose confidential information to the extent required under the Transaction Documents and (ii) HSBC is otherwise permitted under the terms of any relevant confidentiality agreement executed with SALIC or its affiliates to discuss any matters covered thereby.

     Section 5.12 Investment Manager Reports. SALIC shall, and shall cause its affiliates to, use commercially reasonable best efforts to cause the Investment Manager to furnish to HSBC, by the last Business Day of each calendar month but not later than 5 p.m. (prevailing Eastern Time) on the second (2nd) Business Day following the last Business Day of each calendar month, a report, in form and substance satisfactory to HSBC, of the compliance or non-compliance with the investment guidelines and the status of its removal of the assets set forth in Schedule 5.18-2, 5.18-3, 5.18-4 or other assets that are to be removed from the Reinsurance Trust Account B, as determined by HSBC, pursuant to the investment guidelines applicable to Reinsurance Trust Account B.
     Section 5.13 Additional Covenants. SALIC shall, and shall cause its affiliates to, comply with all the covenants set forth on Schedule 5.13 of this Agreement.
     Section 5.14 Future Funding Requests. SALIC and Scottish (Dublin) agree, and SALIC shall cause its affiliates to agree, that immediately upon the earlier of (A) any early termination of the Forbearance Period pursuant to Section 4 or (B) 5 p.m. (prevailing Eastern Time) on December 15, 2008, (i) any and all rights of Scottish (Dublin) or any of its affiliates to request or obtain funding from the STARTS Trust pursuant to Section 3.3(h) of that certain Trust Assignment Agreement dated as of December 22, 2005, by and between the STARTS Trust and Scottish (Dublin) (the “Assignment Agreement”) shall automatically terminate and (ii) the STARTS Trust shall have no further obligation to make any deposits into Reinsurance Trust Account B pursuant to Section 3.3(h) of the Assignment Agreement and all such obligations shall immediately and forever terminate.
     Section 5.15 Additional Collateral Upon Execution of Agreement. No later than 12:00 p.m. (prevailing Eastern Time) on July 1, 2008, SALIC shall, and/or shall cause its affiliates to, post additional Eligible Collateral as Credit Support under the Master Agreement and the Confirmation equal to the greater of (i) US$22,000,000 and (ii) any and all amounts paid to the Clearwater Lenders or Clearwater Re Limited, whether as collateral, capital or any other type of payment, in connection with the Clearwater Forbearance Agreement.
     Section 5.16 Additional Collateral Upon Liquidity Trigger. SALIC shall, and shall cause its affiliates to, (i) post additional Eligible Collateral as Credit Support under the Master Agreement and the Confirmation in an amount equal to fifty percent (50%) of the amount by which the liquidity of SRGL exceeds the amount set forth for the relevant two week period in the liquidity pro forma attached hereto as Exhibit B by the lesser of (A) the amount set forth in Exhibit B plus US$10,000,000 or (B) one hundred ten percent (110%) of the amount set forth in Exhibit B (the “Excess Liquidity Amount”) if such increase in the liquidity of SRGL remains at or above such level for two consecutive biweekly liquidity reporting periods and (ii) use an amount equal to fifty percent (50%) of the Excess Liquidity Amount in connection with its obligations with respect to the Clearwater XXX Facility, in each case, promptly but not later than 5 p.m. (prevailing Eastern Time) on the third (3rd) Business Day following the last Business Day of the consecutive bi-weekly liquidity reporting periods. Notwithstanding anything in this Agreement to the contrary, the calculation of the Excess Liquidity Amount shall not include liquidity resulting directly from the facts and circumstances resulting in payments being made under Sections 4.12, 5.10 or 5.24 hereof.
     Section 5.17 Revision of this Agreement upon Certain Events. SALIC agrees that if any Scottish Party is (a) currently a party to any forbearance or other similar agreement or (b) enters into any future forbearance or other future similar agreement with a creditor other than HSBC on terms more favorable to such other creditor than the terms of this Agreement, the terms of this Agreement will be revised so that HSBC will obtain treatment at least as relatively favorable as any such other creditor. For the avoidance of doubt, HSBC shall have the right to (i) incorporate any term from the Clearwater Forbearance Agreement into this Agreement or (ii) replace any terms in this Agreement with a substantially similar term from the Clearwater Forbearance Agreement, in each case, with two (2) Business Days notice to SALIC; provided that the parties shall agree to timing, in good faith, with respect to any term which would require regulatory approval prior to effectiveness.
     Section 5.18 Replacement of Assets in Reinsurance Trust Account B. Within one (1) Business Day of the date hereof (the “First Replacement Date”), SALIC shall, and shall cause its affiliates to, deliver instructions to the trustee of Reinsurance Trust Account B and take all commercially reasonable best efforts to cause the trustee to remove all the assets listed on Schedule 5.18-1 from Reinsurance Trust Account B and replace such assets with an amount of cash or securities consented to by HSBC in its sole discretion with a market value equal to the current market value of such assets as of the First Replacement Date. Promptly but not later than 5 p.m. (prevailing Eastern Time) on August 31, 2008 (the “Second Replacement Date”), SALIC shall, and shall cause its affiliates to, deliver instructions to the trustee of Reinsurance Trust Account B and take all commercially reasonable best efforts to cause the trustee to remove all the assets listed on Schedule 5.18-2 from Reinsurance Trust Account B and replace such assets with an amount of cash or securities consented to by HSBC in its sole discretion with a market value equal to the current market value of such assets as of the Second Replacement Date. Promptly but not later than 5 p.m. (prevailing Eastern Time) on September 30, 2008 (the “Third Replacement Date”), SALIC shall, and shall cause its affiliates to, deliver instructions to the trustee of Reinsurance Trust Account B and take all commercially reasonable best efforts to cause the trustee to remove all the assets listed on Schedule 5.18-3 from Reinsurance Trust Account B and replace such assets with an amount of cash or securities consented to by HSBC in its sole discretion with a market value equal to the current market value of such assets as of the Third Replacement Date. Promptly but not later than 5 p.m. (prevailing Eastern Time) on December 14, 2008 (the “Fourth Replacement Date”), SALIC shall, and shall cause its affiliates to, deliver instructions to the trustee of Reinsurance Trust Account B and take all commercially reasonable best efforts to cause the trustee to remove all the assets listed on Schedule 5.18-4 from Reinsurance Trust Account B and replace such assets with an amount of cash or securities consented to by HSBC in its sole discretion with a market value equal to the current market value of such assets as of the Fourth Replacement Date. For the purposes of this Section 5.18, market value shall be calculated in accordance with Section 7 of the Investment Management Agreement relating to Reinsurance Trust Account B. HSBC and SALIC agree that the provisions and procedures in the Confirmation relating to Alternate Valuation shall apply with respect to any dispute regarding market value of the securities to be removed and replaced hereunder.
     Section 5.19 Compliance Certificate. On and after the date hereof, SALIC shall cause a compliance certificate in the form attached hereto as Exhibit C to be provided by Scottish (Dublin) within fifteen (15) days following the delivery of a Quarterly Reinsurance Report (as defined in the Coinsurance Agreement), provided that, if such certificate is not delivered, SALIC shall have a fifteen (15) day cure period to remedy the non-delivery.
     Section 5.20 Amendments. Within eight (8) Business Days of the date hereof, SALIC shall, and shall cause its affiliates to, execute the amendments described in Exhibit D; provided that the amendments to the Coinsurance Agreement set forth in paragraph 5 of Exhibit D hereto shall be subject to the timing requirements specified in Section 5.25.
     Section 5.21 Formation or Acquisition of Subsidiaries. SALIC shall not, and shall cause its affiliates not to, form or acquire any direct or indirect subsidiary after the date hereof with an initial capitalization of US$1,000,000 or more or after the capital of a previously unreported subsidiary is increased above US$1,000,000 without the consent of HSBC.
     Section 5.22 Redemption Fee and North America Business Sale Fee. SRGL and SALIC shall, and shall cause their respective affiliates to, pay any fee specified in clauses (1), (2) and (3) below to HSBC, as applicable.
(1) If the HSBC XXX Facility is redeemed in full on or prior to August 1, 2008, a fee shall be paid directly to HSBC in the aggregate amount of US$1,000,000.
(2) If the HSBC XXX Facility is redeemed in full after August 1, 2008 but on or prior to August 31, 2008, a fee shall be paid directly to HSBC in the aggregate amount of US$2,000,000.
(3) After August 31, 2008, (A) a fee shall be paid directly to HSBC in the aggregate amount of US$6,000,000 (the “Redemption Fee”) upon the redemption in full of the HSBC XXX Facility; and (B) prior to the redemption of the HSBC XXX Facility, upon the transfer or sale of any portion of the assets or liabilities comprising the North America Business, other than the transfer or sale of the liabilities reinsured in the Clearwater XXX Facility, a portion of the Redemption Fee based on the Transfer Ratio (as defined below) shall become due and shall be paid to HSBC on the date of the transfer of the North America Business (the “Distribution Date”); provided, that upon the transfer or sale of seventy-five percent (75%) of the liabilities comprising the North America Business in the aggregate, other than the transfer or sale of the liabilities reinsured in the Clearwater XXX Facility, in any one or series of transactions, the entire remaining portion of the Redemption Fee remaining unpaid on such date shall become immediately due and payable to HSBC; provided, further, that upon the notice by HSBC that the HSBC XXX Facility shall be redeemed in full, in which case the entire Redemption Fee less any portion of such fee paid to HSBC prior to such date pursuant to this clause (B) shall become immediately due and payable. For purpose of this Section, “Transfer Ratio” means a quotient, the numerator of which is the liabilities of the North America Business transferred or sold to any third party, other than the transfer or sale of the liabilities reinsured in the Clearwater XXX Facility, and the denominator of which is the total liabilities of the North America Business, other than the transfer or sale of the liabilities reinsured in the Clearwater XXX Facility, on the date hereof.
     Section 5.23 Additional Collateral On Or Prior to August 15, 2008. Prior to 5 p.m. (Prevailing Eastern Time) on August 15, 2008, SALIC shall, and/or shall cause its affiliates to, post additional Eligible Collateral as Credit Support under the Master Agreement and the Confirmation equal to US$6,000,000.
     Section 5.24 Petition For Reduction of RBC and Application of Released Funds. SRGL and SALIC shall, and shall cause any other applicable Scottish Party to, use their respective commercially reasonable best efforts, subject to any required regulatory approval, which such Scottish Parties shall also use their respective commercially reasonable best efforts to obtain, to reduce the ratio of Scottish (U.S.)’s total adjusted capital to one hundred twenty five (125%) of its CAL RBC on or prior to August 15, 2008. SALIC shall, and/or shall cause its affiliates to, post additional Eligible Collateral as Credit Support under the Master Agreement and the Confirmation equal to thirty-three percent (33%) of any increase in liquidity from a reduction in capital in Scottish (U.S.) within two (2) Business Days of any related release of funds or increase in liquidity.
     Section 5.25 Form D Filing Milestones. SALIC shall, and shall cause its affiliates to, (i) file on Form D a request for approval for the amendments to the Coinsurance Agreement set forth in paragraph 5 of Exhibit D hereto with the Delaware Department of Insurance (the “Department”), promptly but not later than 12 p.m. (prevailing Eastern Time) on the eighth (8th) Business Day after the date of this Agreement, provided SALIC and HSBC have agreed on the form of amendment to the Coinsurance Agreement promptly but no later than 11:59 p.m. (prevailing Eastern Time) on the sixth (6th) Business Day after the date of this Agreement and (ii) furnish to HSBC, promptly but not later than 5 p.m. (prevailing Eastern Time) on the thirtieth (30th) day following the date on which the Department receives the Form D, written confirmation of the Department’s approval or non-disapproval of such amendments.
     Section 5.26 Funding Amounts During the Forbearance Period. SALIC and Scottish (Dublin) agree, and SALIC shall cause its affiliates to agree that, during the

Forbearance Period, (i) the amount of each deposit to be made by the STARTS Trust into Reinsurance Trust Account B pursuant to Section 3.3(h) of the Assignment Agreement shall in no case exceed the lesser of (A) US$18,000,000 or (B) the applicable actual increase in Excess Reserve (as defined in the Coinsurance Agreement) and (ii) the aggregate amount of all deposits to be made by the STARTS Trust into Reinsurance Trust Account B pursuant to Section 3.3(h) of the Assignment Agreement shall in no case exceed US$25,000,000.
     SECTION 6. HSBC Covenants. During the Forbearance Period, HSBC shall comply with the following covenants:
     Section 6.1 Amendments. Within thirty (30) days of the date hereof, HSBC shall execute, or use reasonable efforts to cause the STARTS Trust to execute, the amendments described in Exhibit D.
     Section 6.2 Make-Whole Amount Waiver. In the event that the HSBC XXX Facility is redeemed in full on or prior to December 15, 2008, HSBC shall waive any amount of the Make-Whole Amount exceeding US$4,000,000.
     SECTION 7. Events of Default. SALIC and HSBC agree and acknowledge that (i) any failure to make timely payment under Sections 4.12, 5.10, 5.15, 5.16, 5.22, 5.23, 5.24 or (ii) any early termination of the Forbearance Period pursuant to Section 4, including, but not limited to, as a result of the failure by SALIC to comply with any of the covenants contained in Section 5 of this Agreement, will be deemed an Event of Default under the Master Agreement.
     SECTION 8. Release. To the fullest extent permitted by applicable law, in consideration of HSBC’s execution of this Agreement, each of SRGL, SALIC and Scottish (Dublin) does hereby forever release, discharge and acquit HSBC and its parent, subsidiary and affiliate corporations or partnerships, the STARTS Trust and each of the foregoing’s respective officers, directors, partners, trustees, shareholders, agents, attorneys and employees, and their respective successors, heirs and assigns (collectively, the “Releasees”) of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or equity) (collectively, “Claims”), of every type, kind, nature, description or character, and irrespective of how, why or by reason of what facts, whether such Claims have heretofore arisen, are now existing or hereafter arise, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way arise out of, are connected with or in any way relate to actions or omissions which occurred on or prior to the date hereof in connection with the Transaction Documents, the Master Agreement, the Confirmation, the August 4, 2006, Letter Agreement, this Agreement or any other related agreement (collectively, the “Covered Agreements”). For the avoidance of doubt, the parties agree that nothing in this Section 8 shall release any Claims against the Releasees relating to any demand for Eligible Collateral after the termination of the Forbearance Period or relating to any breach of the Covered Agreements occurring after the date hereof. Each of SRGL and SALIC, jointly and severally, further agree to indemnify, within ten (10) days of receipt of any request therefor, the Releasees and hold each of the Releasees harmless from and against any and all such Claims which might be brought against any of the Releasees on behalf of any person or entity, including, without limitation, officers, directors, agents, trustees, creditors or shareholders of the Scottish Parties in connection with the Covered Agreements, except for such Claims brought by or on behalf of a third party that is not a Scottish Party which are finally determined to arise from the Releasees’ gross negligence, willful misconduct or bad faith. For purposes of the release contained in this Section 8, any reference to the Scottish Parties shall mean the Scottish Parties and shall include, as applicable, each of their respective successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession, acting on behalf of such parties.
     SECTION 9. Reservation of Rights. Except as specifically set forth in this Agreement, the Master Agreement, the Confirmation and other documents shall remain in full force and effect and are hereby ratified and confirmed. HSBC expressly reserves all rights, and nothing herein shall constitute a waiver by HSBC or otherwise entitle SALIC or any Scottish Party to a waiver of any existing or hereafter arising (whether known or unknown by HSBC) (i) event requiring an early settlement, (ii) any event of default under any document, (iii) any trigger event (as defined in the Coinsurance Agreement), or (iv) other provision under any documents, nor shall HSBC’s or SALIC’s execution and delivery of this Agreement establish a course of dealing among HSBC and SALIC or in any other way obligate HSBC to hereafter provide any waiver or further forbearance prior to the enforcement of its rights or to provide any financial or other accommodations to or on behalf of SALIC or any Scottish Party. Except as specifically set forth in this Agreement, including the release provided in Section 8, SALIC and any Scottish Party that is a signatory hereto expressly reserves all rights, and, except as set forth in the release provided in Section 8, nothing herein shall constitute a waiver by SALIC or any such Scottish Party under the Master Agreement, the Confirmation and other documents.
     SECTION 10. Additional Representations and Warranties. SALIC represents and warrants to HSBC that, (i) other than as a result of the ratings downgrades, no trigger event, event of default or early termination event (as defined in the relevant agreement) under any of the Covered Agreements has occurred and is continuing or shall result from the execution of this Agreement and (ii) no event has occurred which would permit HSBC to terminate the Forbearance Period (as such term is defined in the Amended and Restated Forbearance Agreement) under the Amended and Restated Forbearance Agreement. SALIC further represents and warrants to HSBC that (A) the total adjusted capital and surplus of Scottish (U.S.) as of March 31, 2008 was one hundred eighty percent (180%) of its CAL RBC, (B) the liquidity strain relating to the Orkney II XXX Facility shown on Exhibit B is not the result of the recent restructuring of such facility, (C) the Clearwater Lenders or Clearwater Re Limited received collateral, capital or any other payments on the execution of the Clearwater Forbearance Agreement in an amount equal to or less than US$22,000,000 in connection therewith, (D) SALIC has determined, in good faith, that the Clearwater Forbearance Agreement does not contain any terms which would reasonably be deemed to be more favorable to the Clearwater Lenders or Clearwater Re Limited than the terms contained in this Agreement and (E) for Scottish (U.S.), Scottish (Dublin) and Scottish Re Life, respectively, all applicable net worth maintenance “keepwell” agreements or any other similar agreements require payments in respect of capital and surplus only in the event that the applicable CAL RBC or solvency margin of Scottish (U.S.), Scottish (Dublin) or Scottish Re Life, as applicable, falls at or below the applicable CAL RBC or solvency margin amounts set forth in Section 4.15.
     SECTION 11. Conditions to Effectiveness. This Agreement shall become effective and be deemed effective as of the date hereof if the parties have received a counterpart of this Agreement executed by the other.
     SECTION 12. Fees and Expenses. SALIC shall reimburse HSBC for all fees, costs, and expenses incurred by HSBC in connection with this Agreement and each of the other documents, instruments and agreements executed in connection herewith, including, but not limited to, such reasonable fees, costs and expenses incurred in connection with the negotiation, drafting, implementation and enforcement of this Agreement. For the avoidance of doubt, SALIC shall pay by wire transfer of immediately available funds to HSBC (i) no later than 5:00 p.m. (prevailing Eastern Time) on the fifth (5th) Business Day following receipt of an invoice, for disbursement to HSBC’s advisors or attorneys, as applicable, all such reasonable fees and expenses of HSBC’s advisors and attorneys, (ii) within two (2) days of execution of this Agreement, all outstanding fees payable pursuant to this Agreement as of the date hereof and (iii) no later than 5:00 p.m. (prevailing Eastern Time) on the fifteenth (15th) Business Day following receipt of an invoice, any other amounts payable pursuant to this Agreement after the date hereof. HSBC will send all requests for payment under this Section 12 in writing to SALIC (such requests may be sent to HSBC.forbearance@scottishre.com), with a copy to Gregg Klingenberg (such copy may be sent to gregg.klingenberg@scottishre.com).
     SECTION 13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart. Each of the parties hereto agrees that a signature transmitted to HSBC or its counsel by facsimile or electronic transmission shall be effective to bind the party so transmitting its signature.
     SECTION 14. Waiver of Rights under this Agreement. Any single or partial exercise of any right under this Agreement shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by each of the parties and then only to the extent in such writing specifically set forth. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     SECTION 15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other third party any rights or benefits.
     SECTION 16. Governing Law. This Agreement shall be construed in accordance with the laws of New York (without reference to choice of law doctrine).
     SECTION 17. Confidentiality. Each party shall treat as confidential all information relating to the provisions and negotiation of this Agreement, provided that a party may disclose confidential information (i) if and to the extent required by law, (ii) if and to the extent the information has come into the public domain through no fault of that party, or (iii) if and to the extent the other parties have given prior written consent to the disclosure. Notwithstanding anything herein to the contrary, each party is hereby expressly authorized to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement.
     SECTION 18. Miscellaneous. For all purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires (i) all terms shall include the plural as well as the singular, (ii) any agreement, instrument, statute or certificate referred to in this Agreement shall mean such agreement, instrument, statute or certificate as the same may be amended, modified, restated, supplemented or replaced from time to time (as permitted hereby in the case of agreements, instruments or certificates) and includes all attachments thereto and instruments incorporated therein, (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, Section or other subdivision, (iv) the words “include”, “includes” and “including” shall be construed to be followed by the words “without limitation”, (v) the word “or” is not exclusive, and (vi) Section headings are for the convenience of the reader and shall not be considered in interpreting this Agreement or the intent of the parties hereto.
     SECTION 19. SRGL Guarantee.
     Section 19.1 Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce HSBC to enter into this Agreement, SRGL hereby unconditionally and irrevocably guarantees to HSBC all debts, liabilities, obligations, covenants and duties of SALIC under the Covered Agreements (the “Guaranteed Obligations”). Without limiting the generality of the foregoing, SRGL’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by SALIC to HSBC under the Covered Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving SALIC. For the avoidance of doubt, this Section 19.1 contains a guarantee of payment and not of collection merely.
     Section 19.2 Guarantee Absolute. SRGL hereby guarantees that the Guaranteed Obligations will be paid, fulfilled and completed strictly in accordance with the terms of the Covered Agreements, regardless of the requirements of any law, order, writ, injunction and decree applicable to it or to its business or property now or hereafter in effect in any jurisdictions affecting any of such terms or the rights of HSBC with respect thereto. The obligations of SRGL under the guarantee contained in this Section 19 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against SRGL to enforce the guarantee contained in this Section 19, irrespective of whether any action is brought against the SALIC or whether SALIC is joined in any such action or actions. The liability of SRGL under the guarantee contained in this Section 19 shall be irrevocable, absolute and unconditional, irrespective of, and SRGL hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:
     a) any lack of validity or enforceability of the Covered Agreements or any other agreement or instrument relating thereto;

b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of, or any consent to departure from, the Covered Agreements;
c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
d) any change, restructuring or termination of the corporate structure or existence of SALIC; or
e) any other circumstance (including, without limitation, any statute of limitations to the fullest extent permitted by applicable law) which might otherwise constitute a defense available to, or a discharge of, SALIC.
     The guarantee of payment contained in this Section 19 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by HSBC upon the insolvency, bankruptcy or reorganization of SALIC or otherwise, all as though such payment had not been made.
     Section 19.3 Waivers. SRGL hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against SALIC of all or any portion of the Guaranteed Obligations, and all other notices and demands whatsoever.
a) SRGL hereby waives any right to revoke the guarantee contained in this Section 19, and acknowledges that the guarantee contained in this Section 19 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, direct or indirect, at stated maturity, by acceleration or otherwise and absolute or contingent and regardless of whether any Guaranteed Obligation is reduced to zero at any time or from time to time.
b) SRGL acknowledges that it will receive substantial direct and indirect benefits from the arrangements contemplated in this Agreement and that the waivers set forth in Sections 19.3 and 19.4 are knowingly made in contemplation of such benefits.
     Section 19.4 Subrogation. SRGL waives the exercise of any rights that it may now or hereafter acquire against SALIC that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of HSBC against SALIC or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from SALIC, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under the guarantee contained in this Section 19 shall have been paid in full in cash and the Guaranteed Obligations shall have terminated. If any amount shall be paid to SRGL in violation of the preceding sentence at any time prior to the later of the payment in full in cash of all Guaranteed Obligations that are payments and all other amounts payable under the guarantee contained in this Section 19 and the termination of the Guaranteed Obligations, such amount shall be held in constructive trust for the benefit of HSBC and shall forthwith be paid to HSBC to be credited and applied to the Guaranteed Obligations and all other amounts payable under the guarantee contained in this Section 19, whether matured or unmatured, in accordance with the terms of the Covered Agreements, or to be held as collateral for any Guaranteed Obligations or other amounts payable under the guarantee contained in this Section 19 thereafter arising.
     Section 19.5 Survival. The guarantee contained in this Section 19 is a continuing guarantee and shall (a) remain in full force and effect until payment, fulfillment or completion of the Guaranteed Obligations, (b) be binding upon SRGL, its successors and assigns, (c) inure to the benefit of and be enforceable by HSBC and its respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to HSBC hereunder is required to be restored.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Forbearance Agreement to be executed by their respective officers thereto duly authorized as of the date first written above.

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Sandra Nicotra
	Name:	Sandra Nicotra
	Title:	Senior Vice President

SCOTTISH ANNUITY & LIFE INSURANCE COMPANY (CAYMAN) LTD.
By:	/s/ Paul Goldean
	Name:	Paul Goldean
	Title:	President

SCOTTISH RE GROUP LIMITED, solely with respect to Section 19
By:	/s/ George R. Zippel
	Name:	George R. Zippel
	Title:	President & CEO

SCOTTISH RE (DUBLIN) LIMITED, solely with respect to Sections 5.14 and 5.26
By:	/s/ Karina Lynch
	Name:	Karina Lynch
	Title:	General Manager

Signature Page of Second Amended and Restated Forbearance Agreement